Ranger Energy Services, Inc. Acquires Patriot Completion Solutions in All-Stock Transaction
HOUSTON, TX--(May 17, 2021) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today the acquisition of Patriot Completion Solutions LLC (d/b/a Patriot Well Solutions) (“Patriot”) in an all-stock transaction. The acquisition of Patriot further expands Ranger’s high quality wireline business while maintaining our considerable balance sheet strength. Patriot’s market leading reputation for wireline evaluation and intervention services, combined with its strong market presence in the Permian, Bakken, DJ, and Powder River Basins, and debt free balance sheet, created a highly attractive opportunity for Ranger.
Darron Anderson, CEO of Ranger Energy Services stated, “The addition of Patriot to our Ranger portfolio of companies checks a number of strategic boxes. Operators continue to drive capital discipline resulting in a material growth of well maintenance and intervention style work. Patriot’s primary service offering of wireline evaluation and intervention plays an integral role in these types of operations, significantly expanding Ranger’s current capabilities. Secondly, Patriot’s wireline completion units will be integrated into our highly efficient Mallard wireline business resulting in greater scale and immediate synergy capture. Most importantly, Patriot brings an extremely talented and technical team to the Ranger family along with an asset base of 22 wireline units which significantly increases our fleet size and geographical reach.”
Patriot, a portfolio company of White Deer Energy, is led by CEO Dragan Cicvaric. “We are extremely proud to have represented White Deer, and our team thanks them for their partnership and continued support of Patriot and now Ranger. As we move into our next phase of growth, we are excited to be joining the Ranger family of companies. Ranger has demonstrated their knowledge and commitment to the wireline business through their Mallard brand. Their reputation and experience bring an extreme level of excitement and confidence to our team,” said Mr. Cicvaric.
During Ranger’s first quarter 2021 earnings call, management made note of potentially closing a wireline acquisition within days along with the opportunity of closing a second acquisition within the next couple of months. Ranger remains committed to building a sustainable, high returns business centered upon top quality clients, excellent service and assets, effective technologies, efficient operations and processes, and ESG stewardship. While the addition of Patriot is a great milestone toward Ranger achieving its goals, the Company continues to pursue additional accretive strategic transactions.

About Ranger Energy Services, Inc.
Ranger is an independent provider of well service rigs and associated services in the United States, with a focus on unconventional horizontal well completion and production operations. Ranger also provides services necessary to bring and maintain a well on production. The Processing Solutions segment engages in the rental, installation, commissioning, start-up, operation and maintenance of MRUs, Natural Gas Liquid stabilizer and storage units and related equipment.

Company Contact:
J. Brandon Blossman
Chief Financial Officer
(713) 935-8900
Brandon.Blossman@rangerenergy.com

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